D-Wave and the University of Southern California Renew Multiyear Agreement
to Advance Annealing Quantum Computing Research and Adoption
Agreement extends USC’s hosting of a U.S.-based Advantage™ quantum system, supporting the university’s efforts to serve as an epicenter of quantum research and education

PALO ALTO, Calif. and LOS ANGELES – May 13, 2024 -- D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, and the University of Southern California (USC) today announced a renewed multiyear partnership. Under the agreement, the USC Viterbi School of Engineering will continue to house a D-Wave state-of-the-art Advantage™ quantum computer, facilitating ongoing exploration and adoption of annealing quantum computing solutions for businesses, researchers, and government.

The continued collaboration supports USC’s decade-long relationship with D-Wave’s annealing quantum technology, reinforcing the value it brings to USC’s quantum research efforts. Together D-Wave and USC are providing organizations with real-time access to D-Wave’s first U.S.-based system via D-Wave’s Leap™ quantum cloud service, enabling them to harness the power of annealing quantum computing to tackle real-world optimization challenges today. Featuring the highly connected Pegasus™ topology and 5,000+ qubits, the Advantage system is helping address highly complex computational problems spanning artificial intelligence (AI), logistics, manufacturing, national defense, supply chain resilience, and sustainability. Numerous research and benchmarking studies have been conducted by USC on D-Wave’s quantum hardware, producing significant results on the performance and application of annealing quantum computing, including the establishment of coherent quantum evolution at large scale, the development of quantum annealing error correction methods, and the exploration of quantum machine learning in important problems such as Higgs-boson detection.

The agreement also advances the university’s efforts to achieve the research and education objectives of USC President Carol Folt’s Frontiers of Computing “moonshot,” a more than $1 billion initiative that supports the ethical advancement of technologies such as AI, robotics and quantum computing.

“We’re thrilled to continue our partnership with USC, which has been a pioneering academic institution in quantum computing research and education,” said Dr. Alan Baratz, CEO of D-Wave. “Our long-standing relationship is built on a common commitment to pioneer advancements in quantum computing that drive monumental impact. By providing access to the only annealing quantum computing system currently available in the U.S., we’re furthering USC’s reputation as a global leader in quantum education and research while providing businesses, researchers and government agencies with the remarkable opportunity to see quantum computing’s true potential through practical applications today.”

“We are delighted to continue our relationship with D-Wave and host its cutting-edge quantum computing system,” said Yannis C. Yortsos, Dean of the USC Viterbi School of Engineering. “Together with D-Wave, we are putting quantum computing power into the hands of our researchers who want to harness this transformative technology to solve the world’s toughest challenges. Our partnership not only strengthens USC’s position as a hub for quantum computing advancement but also contributes to the growth of quantum computing ecosystem in the U.S.”

USC has been at the forefront of quantum computing research since 2011, when it established the Quantum Computing Center (QCC) at the USC Information Sciences Institute. The center has housed several generations of D-Wave’s quantum systems, enabling researchers to explore the capabilities of annealing quantum computing for a wide range of applications. Since May 2022, the QCC has been home to the first U.S.-based Advantage quantum computer. Nearly 25 million customer problems have been solved by the Advantage system at the QCC since its introduction two years ago.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.
About USC
USC is a constellation of schools, centers and institutes where some of the brightest minds, working together in a dynamic and collaborative environment, are leading the way to the future of education and a healthier, more joyful and more sustainable Los Angeles and world. USC is an innovative private research university that blends the autonomy for exploration emblematic of a private institution with its size and resources, along with the breadth and scale of a public university.
Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:

D-Wave
Alex Daigle
media@dwavesys.com

University of Southern California
Emily Gersema
gersema@usc.edu